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                                                                   Exhibit 23.01


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) of Wabash National Corporation and subsidiaries for the registration of $125,000,000 of 3.25% Convertible Senior Notes due August 1, 2008 and to the incorporation by reference therein of our report dated February 19, 2003 (except for Notes 1, 7, 9 and 12, as to which the date is April 11, 2003), with respect to the consolidated financial statements of Wabash National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

January 7, 2004